Exhibit 99.1
FOR IMMEDIATE RELEASE
CASELLA WASTE SYSTEMS, INC. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2022 RESULTS AND PROVIDES FISCAL YEAR 2023 GUIDANCE
•Financial results for the twelve months ended December 31, 2022 ("fiscal year 2022") exceeded the high-end of the initial guidance ranges for the fiscal year by $90.1 million in revenues, $13.2 million in Adjusted EBITDA, and $3.2 million in Adjusted Free Cash Flow highlighted by strong pricing, operating efficiency programs, and capital discipline.
RUTLAND, VERMONT (February 16, 2023) — Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling and resource management services company, today reported its financial results for the three and twelve month periods ended December 31, 2022. The Company also provided guidance for the fiscal year ending December 31, 2023 ("fiscal year 2023").
Highlights for the Three Months and Twelve Months Ended December 31, 2022:
•Revenues were $272.1 million for the quarter, up $30.3 million, or up 12.5%, from the same period in 2021. Revenues were $1,085.1 million for fiscal year 2022, up $195.9 million, or up 22.0%, from the fiscal year ended December 31, 2021 ("fiscal year 2021").
•Overall solid waste pricing for the quarter was up 6.2%, driven by collection pricing, up 6.7%, and disposal pricing, up 5.4%, from the same period in 2021.
•Net income was $8.4 million for the quarter, down $(0.7) million, or down (7.9)%, from the same period in 2021. Net income was $53.1 million for fiscal year 2022, up $12.0 million, or up 29.1%, from fiscal year 2021.
•Adjusted EBITDA, a non-GAAP measure, was $56.2 million for the quarter, up $4.8 million, or up 9.3%, from the same period in 2021. Adjusted EBITDA was $245.2 million for fiscal year 2022, up $41.7 million, or up 20.5%, from fiscal year 2021.
•Net cash provided by operating activities was $217.3 million for fiscal year 2022, up $34.6 million, or up 18.9%, from fiscal year 2021.
•Adjusted Free Cash Flow, a non-GAAP measure, was $111.2 million for fiscal year 2022, up $15.9 million, or up 16.7%, from fiscal year 2021.
•Acquired 14 businesses with approximately $51 million of annualized revenues in fiscal year 2022.
"We had another solid quarter and an exceptional year despite high inflation and a volatile period for recycling commodities," said John W. Casella, Chairman and CEO of Casella Waste Systems, Inc. "Continued execution against our long-term strategic plan resulted in surpassing both $1 billion in revenues and $100 million in Adjusted Free Cash Flow in fiscal year 2022 for the first time in the Company’s history. Our team deserves tremendous recognition for these achievements and the resilience shown this past year positions us well for continued execution and for our next stage of growth."
"In fiscal year 2022, we grew revenues by 22.0%, Adjusted EBITDA by 20.5%, and Adjusted Free Cash Flow by 16.7%," Casella said. "These positive results reflect continued returns from our operating initiatives, the flexibility of our pricing and risk-mitigating fee programs, and the agility of our operating teams in a complex operating environment as we continue to grow the business. In the year, we advanced collection pricing of 7.0% and solid waste pricing of 6.4%. Given the persistent inflationary environment, we have initiated another year of comprehensive pricing in 2023 in an effort to offset this headwind and drive further value. From a solid waste volume perspective, sequential trends in the fourth quarter were slightly weaker than expected as we experienced tonnage pull forward into the third quarter and lower roll-off pulls in select markets. However, activity levels are strong in early 2023 and solid waste volumes have rebounded from the fourth quarter."
"We continue to invest in operating initiatives and technology aimed at enhancing safety, efficiencies, and financial returns while meeting the growing resource management needs of our customers. We have increased the proportion of automated trucks across our fleet, implemented route optimization software, installed more onboard computers, and enhanced back-office systems. We have made considerable progress in these areas, but there is still opportunity to further drive cost efficiencies and customer value," Casella said.

"Further, our risk-mitigating programs are working well to mitigate the impact from lower recycling commodity prices and elevated fuel prices. Higher fuel costs weighed negatively on margins by approximately 40 basis points in fiscal year 2022 despite our success in fully offsetting the higher costs with our fuel recovery fee program. Our team has done a phenomenal job reducing risk across the business in these areas, which has resulted in increased stability and consistency of our overall performance," Casella said.
"Growth through acquisitions is an integral part of our strategy. In fiscal year 2022, we acquired 14 businesses with annualized revenues of approximately $51 million, of which we expect to recognize roughly $15.5 million of revenues in fiscal year 2023 from the rollover impact of acquisitions completed throughout 2022. We have a robust pipeline including a number of deals in the late stages, and we expect another year of strong execution against our growth strategy in 2023," Casella said.
For the quarter, revenues were $272.1 million, up $30.3 million, or up 12.5%, from the same period in 2021, with revenue growth mainly driven by: positive collection and disposal pricing; higher solid waste fuel cost recovery fees; the roll-over impact from acquisitions closed in fiscal year 2021 along with the impact of acquisitions closed in fiscal year 2022; and higher pricing, recycling processing fees and volume within our Resource Solutions operating segment; partially offset by lower solid waste volumes and recycling commodity prices and volumes.
Net income was $8.4 million for the quarter, or $0.16 per diluted common share, down $(0.7) million, or down (7.9)%, as compared to net income of $9.1 million, or $0.18 per diluted common share, for the same period in 2021. Adjusted Net Income, a non-GAAP measure, was $9.5 million for the quarter, or $0.18 Adjusted Diluted Earnings Per Common Share, a non-GAAP measure, down $(1.5) million, or down (13.9)%, as compared to Adjusted Net Income of $11.0 million, or $0.21 Adjusted Diluted Earnings Per Common Share, for the same period in 2021.
Operating income was $17.2 million for the quarter, up $0.9 million, or up 5.5%, from the same period in 2021. Adjusted EBITDA was $56.2 million for the quarter, up $4.8 million, or up 9.3%, from the same period in 2021.
For fiscal year 2022, revenues were $1,085.1 million, up $195.9 million, or up 22.0%, from fiscal year 2021. Net income was $53.1 million, or $1.03 per diluted common share, for fiscal year 2022, as compared to net income of $41.1 million, or $0.80 per diluted common share, for fiscal year 2021. Adjusted Net Income was $56.9 million, or $1.10 Adjusted Diluted Earnings Per Common Share, for fiscal year 2022, as compared to Adjusted Net Income of $46.3 million, or $0.90 Adjusted Diluted Earnings Per Common Share, for fiscal year 2021.
Operating income was $95.4 million for fiscal year 2022, up $17.7 million from fiscal year 2021. Adjusted EBITDA was $245.2 million for fiscal year 2022, up $41.7 million from fiscal year 2021.
Please refer to "Non-GAAP Performance Measures" included in "Reconciliation of Certain Non-GAAP Measures" below for additional information and reconciliations of Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, Adjusted EBITDA and other non-GAAP performance measures to their most directly comparable GAAP measures.
Net cash provided by operating activities was $217.3 million for fiscal year 2022, as compared to $182.7 million for fiscal year 2021. Adjusted Free Cash Flow was $111.2 million for fiscal year 2022, as compared to $95.3 million for fiscal year 2021.
Please refer to "Non-GAAP Liquidity Measures" included in "Reconciliation of Certain Non-GAAP Measures" below for additional information and reconciliation of Adjusted Free Cash Flow to its most directly comparable GAAP measure.
Fiscal Year 2023 Outlook
"Our guidance assumes a stable economic environment for the remainder of 2023, with a year-over-year headwind from lower recycling commodity values during the first half of the year," Casella said. "We believe our operating and pricing programs, coupled with ongoing return-driven investments, will bolster margin expansion in 2023. In addition, we look forward to several notable projects coming online in the near future, including the installation of modernized equipment upgrades at our Boston, Massachusetts recycling facility currently underway, two renewable natural gas facilities slated for 2023, and the initial investment of rail infrastructure at our McKean landfill in Pennsylvania, which is expected to be operational in 2024."
The Company provided guidance for fiscal year 2023 by estimating results in the following ranges:
•Revenues between $1.150 billion and $1.180 billion (as compared to $1.085 billion in fiscal year 2022);
•Net income between $56 million and $62 million (as compared to $53.1 million in fiscal year 2022);
•Adjusted EBITDA between $266 million and $272 million (as compared to $245.2 million in fiscal year 2022);
•Net cash provided by operating activities between $227 million and $233 million (as compared to $217.3 million in fiscal year 2022); and

•Adjusted Free Cash Flow between $119 million and $125 million (as compared to $111.2 million in fiscal year 2022).
Adjusted EBITDA and Adjusted Free Cash Flow related to fiscal year 2023 are described in the Reconciliation of Fiscal Year 2023 Outlook Non-GAAP Measures section of this press release. Net income and Net cash provided by operating activities are provided as the most directly comparable GAAP measures to Adjusted EBITDA and Adjusted Free Cash Flow, respectively, however these forward-looking estimates for fiscal year 2023 do not contemplate any unanticipated or non-recurring impacts.
The Company provided the following assumptions that are built into its outlook.
•Overall, the Company expects revenue growth of between 6.0% and 8.7% in fiscal year 2023, including approximately 1.4% (or $15.5 million) of revenue growth from the roll-over impact of acquisitions completed during fiscal year 2022.
•The Company has two potential acquisitions with approximately $30 million of annualized revenues under letter of intent and expects to close on these transactions by the end of the second quarter. Fiscal year 2023 guidance does not include either of these potential acquisitions or the impact of any other acquisitions that have not yet been completed.
•In the Solid Waste business, revenue growth of between 9.7% and 11.2%, with price growth from 6.0% to 7.0%, volume growth from 0.5% to 1.0%, and 1.3% growth from acquisitions completed during fiscal year 2022.
•In the Resource Solutions business, revenue growth of between (3.7)% and 2.3%, driven by 1.7% growth from acquisitions completed during fiscal year 2022, and positive price and volumes, mainly offset by lower recycling commodity prices.
•Capital expenditures of approximately $141 million, which includes approximately $18 million of non-recurring capital associated with acquisition integration and approximately $10 million of capital associated with the first phase of the McKean landfill rail project.
•Net cash provided by operating activities will be negatively impacted in fiscal year 2023 as we plan to spend approximately $11.0 million on landfill capping, closure and post-closure expenditures to help reduce emissions and adhere to regulatory requirements.
Conference call to discuss quarter
The Company will host a conference call to discuss these results on Friday, February 17, 2023 at 10:00 a.m. Eastern Time. Individuals interested in participating in the call should register for the call by clicking here to obtain a dial in number and unique passcode. Alternatively upon registration, the website linked above provides an option for the conference provider to call the registrant's phone line, enabling participation on the call.
The call will also be webcast; to listen, participants should visit the company’s website at http://ir.casella.com and follow the appropriate link to the webcast. A replay of the call will be available on the Company's website and accessible using the same link.
About Casella Waste Systems, Inc.
Casella Waste Systems, Inc., headquartered in Rutland, Vermont, provides resource management expertise and services to residential, commercial, municipal, institutional and industrial customers, primarily in the areas of solid waste collection and disposal, transfer, recycling and organics services in the northeastern United States. For further information, investors contact Jason Mead, Senior Vice President of Finance and Treasurer at (802) 772-2293; media contact Jeff Weld, Director of Communications at (802) 772-2234; or visit the Company’s website at http://www.casella.com.
Safe Harbor Statement
Certain matters discussed in this press release, including, but not limited to, the statements regarding our intentions, beliefs or current expectations concerning, among other things, our financial performance; financial condition; operations and services; prospects; growth; strategies; anticipated impacts from future or completed acquisitions; and guidance for fiscal year 2023, are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as “believe,” “expect,” “anticipate,” “plan,” “may,” “would,” “intend,” “estimate,” "will," “guidance” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which the Company operates and management’s beliefs and assumptions. The Company cannot guarantee that it actually will achieve the financial results, plans, intentions, expectations or guidance disclosed in the forward-looking statements made. Such forward-looking statements, and all phases of the Company's operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in its forward-looking statements.

Such risks and uncertainties include or relate to, among other things, the following: the Company may be unable to adequately increase prices or drive operating efficiencies to adequately offset increased costs and inflationary pressures, including increased fuel prices and wages; it is difficult to determine the timing or future impact of a sustained economic slowdown that could negatively affect our operations and financial results; the capping and closure of the Subtitle D landfill located in Southbridge, Massachusetts ("Southbridge Landfill") could result in material unexpected costs; recent changes in solid waste laws of the State of Maine may result in lower revenues or higher operating costs; adverse weather conditions may negatively impact the Company's revenues and its operating margin; the Company may be unable to increase volumes at its landfills or improve its route profitability; the Company may be unable to reduce costs or increase pricing or volumes sufficiently to achieve estimated Adjusted EBITDA and other targets; landfill operations and permit status may be affected by factors outside the Company's control; the Company may be required to incur capital expenditures in excess of its estimates; the Company's insurance coverage and self-insurance reserves may be inadequate to cover all of its significant risk exposures; fluctuations in energy pricing or the commodity pricing of its recyclables may make it more difficult for the Company to predict its results of operations or meet its estimates; the Company may be unable to achieve its acquisition or development targets on favorable pricing or at all; the Company may not be able to successfully integrate acquired businesses; and the Company may incur environmental charges or asset impairments in the future.
There are a number of other important risks and uncertainties that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in Item 1A. “Risk Factors” in the Company's most recently filed Form 10-K and Form 10-Q and in other filings that the Company may make with the Securities and Exchange Commission in the future.
The Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.
Investors:
Jason Mead
Senior Vice President of Finance & Treasurer
(802) 772-2293
Media:
Jeff Weld
Director of Communications
(802) 772-2234
http://www.casella.com

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	Unaudited
	2022	2021	2022	2021
Revenues	$272,127	$241,836	$1,085,089	$889,211
Operating expenses:
Cost of operations	184,339	162,820	723,117	582,403
General and administration	35,717	31,499	133,419	118,834
Depreciation and amortization	33,245	29,080	126,351	103,590
Expense from acquisition activities	735	1,353	4,613	5,304
Environmental remediation charge	—	924	759	924
Southbridge Landfill closure charge (credit), net	872	(157)	1,436	496
	254,908	225,519	989,695	811,551
Operating income	17,219	16,317	95,394	77,660
Other expense (income):
Interest expense, net	6,195	5,190	23,013	20,927
Other income	(607)	(488)	(2,585)	(1,313)
Other expense, net	5,588	4,702	20,428	19,614
Income before income taxes	11,631	11,615	74,966	58,046
Provision for income taxes	3,210	2,470	21,887	16,946
Net income	$8,421	$9,145	$53,079	$41,100
Basic weighted average common shares outstanding	51,678	51,404	51,623	51,312
Basic earnings per common share	$0.16	$0.18	$1.03	$0.80
Diluted weighted average common shares outstanding	51,825	51,624	51,767	51,515
Diluted earnings per common share	$0.16	$0.18	$1.03	$0.80

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2022	December 31, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$71,152	$33,809
Accounts receivable, net of allowance for credit losses	100,886	86,979
Other current assets	35,441	25,691
Total current assets	207,479	146,479
Property, plant and equipment, net of accumulated depreciation and amortization	720,550	644,604
Operating lease right-of-use assets	92,063	93,799
Goodwill	274,458	232,860
Intangible assets, net of accumulated amortization	91,783	93,723
Other non-current assets	62,882	72,115
Total assets	$1,449,215	$1,283,580
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of debt	$8,968	$9,901
Current operating lease liabilities	7,000	7,307
Accounts payable	74,203	63,086
Other accrued liabilities	87,429	71,899
Total current liabilities	177,600	152,193
Debt, less current portion	585,015	542,503
Operating lease liabilities, less current portion	57,345	56,375
Other long-term liabilities	131,355	110,052
Total stockholders' equity	497,900	422,457
Total liabilities and stockholders' equity	$1,449,215	$1,283,580

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Twelve Months Ended December 31,
	2022	2021
Cash Flows from Operating Activities:
Net income	$53,079	$41,100
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	126,351	103,590
Interest accretion on landfill and environmental remediation liabilities	8,008	7,324
Amortization of debt issuance costs on long term debt	1,903	2,288
Stock-based compensation	8,155	11,551
Operating lease right-of-use assets expense	13,804	13,827
Disposition of assets, other items and charges, net	737	1,055
Deferred income taxes	16,527	15,073
Changes in assets and liabilities, net of effects of acquisitions and divestitures	(11,250)	(13,071)
Net cash provided by operating activities	217,314	182,737
Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(78,197)	(170,647)
Additions to property, plant and equipment	(130,960)	(123,295)
Proceeds from sale of cost method investments	1,637	—
Proceeds from sale of property and equipment	600	788
Net cash used in investing activities	(206,920)	(293,154)
Cash Flows from Financing Activities:
Proceeds from debt borrowings	88,200	3,701
Principal payments on debt	(59,211)	(10,305)
Payments of debt issuance costs	(1,232)	(3,684)
Payments of contingent consideration	(1,000)	—
Proceeds from the exercise of share based awards	192	172
Net cash provided by (used in) financing activities	26,949	(10,116)
Net increase (decrease) in cash and cash equivalents	37,343	(120,533)
Cash and cash equivalents, beginning of period	33,809	154,342
Cash and cash equivalents, end of period	$71,152	$33,809
Supplemental Disclosure of Cash Flow Information:
Cash interest payments	$21,003	$19,025
Cash income tax payments, net	$2,798	$1,438
Right-of-use assets obtained in exchange for financing lease obligations	$11,919	$20,753
Right-of-use assets obtained in exchange for operating lease obligations	$9,835	$3,827

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF CERTAIN NON-GAAP MEASURES
(In thousands)
Non-GAAP Performance Measures
In addition to disclosing financial results prepared in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company also presents non-GAAP performance measures such as Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income and Adjusted Diluted Earnings Per Common Share that provide an understanding of operational performance because it considers them important supplemental measures of the Company's performance that are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's results. The Company also believes that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses these non-GAAP performance measures to further understand its “core operating performance” and believes its “core operating performance” is helpful in understanding its ongoing performance in the ordinary course of operations. The Company believes that providing such non-GAAP performance measures to investors, in addition to corresponding income statement measures, affords investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and its results of operations has performed. The tables below set forth such performance measures on an adjusted basis to exclude such items:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net income	$8,421	$9,145	$53,079	$41,100
Net income as a percentage of revenues	3.1%	3.8%	4.9%	4.6%
Provision for income taxes	3,210	2,470	21,887	16,946
Other income	(607)	(488)	(2,585)	(1,313)
Interest expense, net	6,195	5,190	23,013	20,927
Expense from acquisition activities (ii)	735	1,353	4,613	5,304
Southbridge Landfill closure charge (credit), net (iii)	872	(157)	1,436	496
Environmental remediation charge (iv)	—	924	759	924
Depreciation and amortization	33,245	29,080	126,351	103,590
Depletion of landfill operating lease obligations	2,150	2,485	8,674	8,265
Interest accretion on landfill and environmental remediation liabilities	1,991	1,409	8,008	7,324
Adjusted EBITDA	$56,212	$51,411	$245,235	$203,563
Adjusted EBITDA as a percentage of revenues	20.7%	21.3%	22.6%	22.9%
Depreciation and amortization	(33,245)	(29,080)	(126,351)	(103,590)
Depletion of landfill operating lease obligations	(2,150)	(2,485)	(8,674)	(8,265)
Interest accretion on landfill and environmental remediation liabilities	(1,991)	(1,409)	(8,008)	(7,324)
Adjusted Operating Income	$18,826	$18,437	$102,202	$84,384
Adjusted Operating Income as a percentage of revenues	6.9%	7.6%	9.4%	9.5%

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net income	$8,421	$9,145	$53,079	$41,100
Gain on sale of cost method investment (i)	—	—	(1,340)	—
Expense from acquisition activities (ii)	735	1,353	4,613	5,304
Southbridge Landfill closure charge (credit), net (iii)	872	(157)	1,436	496
Environmental remediation charge (iv)	—	924	759	924
Tax effect (v)	(569)	(275)	(1,640)	(1,571)
Adjusted Net Income	$9,459	$10,990	$56,907	$46,253

Diluted weighted average common shares outstanding	51,825	51,624	51,767	51,515

Diluted earnings per common share	$0.16	$0.18	$1.03	$0.80
Gain on sale of cost method investment (i)	—	—	(0.03)	—
Expense from acquisition activities (ii)	0.01	0.02	0.09	0.10
Southbridge Landfill closure charge (credit), net (iii)	0.02	—	0.03	0.01
Environmental remediation charge (iv)	—	0.02	0.01	0.02
Tax effect (v)	(0.01)	(0.01)	(0.03)	(0.03)
Adjusted Diluted Earnings Per Common Share	$0.18	$0.21	$1.10	$0.90
(i)Gain on sale of cost method investment associated with the sale of the Company's minority ownership interest in a subsidiary of Vanguard Renewables.
(ii)Expense from acquisition activities is primarily legal, consulting or other similar costs incurred during the period associated with due diligence and the acquisition and integration of acquired businesses or select development projects as part of the Company’s strategic growth initiative.
(iii)Southbridge Landfill closure charge (credit), net are expenses related to the unplanned early closure of the Southbridge Landfill along with associated legal activities. The Company initiated the unplanned, premature closure of the Southbridge Landfill in the fiscal year ended December 31, 2017 due to the significant capital investment required to obtain expansion permits and for future development coupled with an uncertain regulatory environment. The unplanned closure of the Southbridge Landfill reduced the economic useful life of the assets from prior estimates by approximately ten years. The Company expects to incur certain costs through completion of the closure process.
(iv)Environmental remediation charge associated with the investigation of potential remediation at an inactive waste disposal site that adjoins one of the landfills we operate.
(v)Tax effect of the adjustments is an aggregate of the current and deferred tax impact of each adjustment, including the impact to the effective tax rate, current provision and deferred provision. The computation considers all relevant impacts of the adjustments, including available net operating loss carryforwards and the impact on the remaining valuation allowance.

Non-GAAP Liquidity Measures
In addition to disclosing financial results prepared in accordance with GAAP, the Company also presents non-GAAP liquidity measures such as Adjusted Free Cash Flow that provide an understanding of the Company's liquidity because it considers them important supplemental measures of its liquidity that are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's cash flow generation from its core operations that are then available to be deployed for strategic acquisitions, growth investments, development projects, unusual landfill closures, site improvement and remediation, and strengthening the Company’s balance sheet through paying down debt. The Company also believes that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses non-GAAP liquidity measures to understand the Company’s cash flow provided by operating activities after certain expenditures along with its consolidated net leverage and believes that these measures demonstrate the Company’s ability to execute on its strategic initiatives. The Company believes that providing such non-GAAP liquidity measures to investors, in addition to corresponding cash flow statement measures, affords investors the benefit of viewing the Company’s liquidity using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and cash flow generation has performed. The table below, on an adjusted basis to exclude certain items, sets forth such liquidity measures:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net cash provided by operating activities	$64,883	$48,648	$217,314	$182,737
Capital expenditures	(43,293)	(41,718)	(130,960)	(123,295)
Proceeds from sale of property and equipment	29	195	600	788
Southbridge Landfill closure and Potsdam environmental remediation (i)	494	1,811	3,766	6,274
Cash outlays from acquisition activities (ii)	705	1,570	4,284	4,988
Post acquisition and development project capital expenditures (iii)	6,710	3,432	16,209	10,515
Waste USA Landfill phase VI capital expenditures (iv)	—	3,084	—	13,325
Adjusted Free Cash Flow	$29,528	$17,022	$111,213	$95,332
(i)Southbridge Landfill closure and Potsdam environmental remediation are cash outlays associated with the unplanned closure of the Southbridge Landfill and the Company's portion of costs associated with environmental remediation at Potsdam, which are added back when calculating Adjusted Free Cash Flow due to their non-recurring nature and the significance of the related cash flows. The Company initiated the unplanned closure of the Southbridge Landfill in the fiscal year ended December 31, 2017 and expects to incur cash outlays through completion of the closure and environmental remediation process. The Potsdam site was deemed a Superfund site in 2000 and is not associated with current operations.
(ii)Cash outlays from acquisition activities are cash outlays for transaction and integration costs relating to specific acquisition transactions and include legal, environmental, valuation and consulting as well as asset, workforce and system integration costs as part of the Company’s strategic growth initiative.
(iii)Post acquisition and development project capital expenditures are (x) acquisition related capital expenditures that are necessary to optimize strategic synergies associated with integrating newly acquired operations as contemplated by the discounted cash flow return analysis conducted by management as part of the acquisition investment decision; and (y) non-routine development investments that are expected to provide long-term returns. Acquisition related capital expenditures include costs required to achieve initial operating synergies and integrate operations.
(iv)Waste USA Landfill phase VI capital expenditures related to the Company's landfill in Coventry, Vermont ("Waste USA Landfill") phase VI construction and development that are added back when calculating Adjusted Free Cash Flow due to the specific nature of this investment in the development of long-term infrastructure which is different from landfill construction investments in the normal course of operations. This investment at the Waste USA Landfill is unique because the Company is investing in long-term infrastructure over an estimated four year period that will not yield a positive economic benefit until 2023 and extending over approximately 20 years.

Non-GAAP financial measures are not in accordance with or an alternative for GAAP. Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, and Adjusted Free Cash Flow should not be considered in isolation from or as a substitute for financial information presented in accordance with GAAP, and may be different from Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net Income, Adjusted Diluted Earnings Per Common Share, and Adjusted Free Cash Flow presented by other companies.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF FISCAL YEAR 2023 OUTLOOK NON-GAAP MEASURES
(In thousands)

Following is a reconciliation of the Company's estimated Adjusted EBITDA(i) from estimated Net income for fiscal year 2023:

(Estimated) Twelve Months Ending December 31, 2023
Net income	$56,000 - $62,000
Provision for income taxes	24,500
Other income	(500)
Interest expense, net	26,000
Southbridge Landfill closure charge	1,000
Depreciation and amortization	141,000
Depletion of landfill operating lease obligations	9,500
Interest accretion on landfill and environmental remediation liabilities	8,500
Adjusted EBITDA	$266,000 - $272,000
Following is a reconciliation of the Company's estimated Adjusted Free Cash Flow(i) from estimated Net cash provided by operating activities for fiscal year 2023:

(Estimated) Twelve Months Ending December 31, 2023
Net cash provided by operating activities	$227,000 - $233,000
Capital expenditures	(141,000)
Southbridge Landfill closure and Potsdam environmental remediation	5,000
Post acquisition and development project capital expenditures	18,000
McKean Landfill rail capital expenditures	10,000
Adjusted Free Cash Flow	$119,000 - $125,000
(i)See footnotes for Non-GAAP Performance Measures and Non-GAAP Liquidity Measures included in the Reconciliation of Certain Non-GAAP Measures for further disclosure over the nature of the various adjustments to estimated Adjusted EBITDA and estimated Adjusted Free Cash Flow.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL DATA TABLES
(In thousands)
Amounts of total revenues attributable to services provided for the three and twelve months ended December 31, 2022 and 2021 are as follows:

	Three Months Ended December 31,
	2022	% of Total Revenues	2021	% of Total Revenues
Collection	$138,677	51.0%	$119,017	49.2%
Disposal	58,468	21.5%	54,366	22.5%
Power generation	1,469	0.5%	1,482	0.6%
Processing	2,252	0.8%	2,527	1.1%
Solid waste operations	200,866	73.8%	177,392	73.4%
Processing	25,623	9.4%	27,605	11.4%
Customer solutions	45,638	16.8%	36,839	15.2%
Resource Solutions operations	71,261	26.2%	64,444	26.6%
Total revenues	$272,127	100.0%	$241,836	100.0%

	Twelve Months Ended December 31,
	2022	% of Total Revenues	2021	% of Total Revenues
Collection	$539,587	49.7%	$442,685	49.8%
Disposal	227,971	21.0%	196,985	22.2%
Power generation	7,519	0.7%	5,138	0.6%
Processing	10,134	1.0%	9,281	1.0%
Solid waste operations	785,211	72.4%	654,089	73.6%
Processing	119,045	10.9%	93,323	10.5%
Customer solutions	180,833	16.7%	141,799	15.9%
Resource Solutions operations	299,878	27.6%	235,122	26.4%
Total revenues	$1,085,089	100.0%	$889,211	100.0%

Components of revenue growth for the three months ended December 31, 2022 compared to the three months ended December 31, 2021 are as follows:

	Amount	% of Related Business	% of Operations	% of Total Company
Solid waste operations:
Collection	$8,032	6.7%	4.5%	3.3%
Disposal	2,918	5.4%	1.7%	1.2%
Solid waste price	10,950		6.2%	4.5%
Collection	(1,295)		(0.7)%	(0.5)%
Disposal	(571)		(0.3)%	(0.2)%
Processing	63		—%	—%
Solid waste volume	(1,803)		(1.0)%	(0.7)%
Surcharges and other fees	10,907		6.0%	4.5%
Commodity price and volume	(419)		(0.2)%	(0.2)%
Acquisitions	3,839		2.2%	1.6%
Closed operations	—		—%	—%
Total solid waste operations	23,474		13.2%	9.7%
Resource Solutions operations:
Price	(3,480)		(5.4)%	(1.4)%
Volume	4,473		6.9%	1.8%
Surcharges and other fees	972		1.6%	0.4%
Acquisitions	4,852		7.5%	2.0%
Total Resource Solutions operations	6,817		10.6%	2.8%
Total Company	$30,291			12.5%

Solid waste internalization rates by region for the three and twelve months ended December 31, 2022 and 2021 are as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Eastern region	40.8%	45.2%	40.3%	48.8%
Western region	60.3%	56.5%	59.2%	60.4%
Solid waste internalization	51.1%	51.4%	49.5%	55.0%

Components of capital expenditures (i) for the three and twelve months ended December 31, 2022 and 2021 are as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Growth capital expenditures:
Post acquisition and development project	$6,710	$3,432	$16,209	$10,515
Waste USA Landfill phase VI	—	3,084	—	13,325
Other	2,135	4,456	5,636	13,480
Growth capital expenditures	8,845	10,972	21,845	37,320
Replacement capital expenditures:
Landfill development	6,158	7,200	30,684	23,490
Vehicles, machinery, equipment and containers	19,561	17,315	60,936	48,427
Facilities	6,855	4,197	12,494	7,550
Other	1,874	2,034	5,001	6,508
Replacement capital expenditures	34,448	30,746	109,115	85,975
Capital expenditures	$43,293	$41,718	$130,960	$123,295

(i)The Company's capital expenditures are broadly defined as pertaining to either growth or replacement activities. Growth capital expenditures are defined as costs related to development projects, organic business growth, and the integration of newly acquired operations. Growth capital expenditures include costs related to the following: 1) post acquisition and development projects that are necessary to optimize strategic synergies associated with integrating newly acquired operations as contemplated by the discounted cash flow return analysis conducted by management as part of the acquisition investment decision as well as non-routine development investments that are expected to provide long-term returns and includes the capital expenditures required to achieve initial operating synergies and integrate operations; 2) Waste USA Landfill phase VI construction and development for long-term infrastructure, which is unique and different from landfill construction investments in the normal course of operations because the Company is investing in long-term infrastructure over an estimated four year period that will not yield a positive economic benefit until 2023 and extending over approximately 20 years; and 3) development of new airspace, permit expansions, and new recycling contracts, equipment added directly as a result of organic business growth and infrastructure added to increase throughput at transfer stations and recycling facilities. Replacement capital expenditures are defined as landfill cell construction costs not related to expansion airspace, costs for normal permit renewals, and replacement costs for equipment due to age or obsolescence.